Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2004, relating to the consolidated financial statements of The Immune Response Corporation as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, which appear in The Immune Response Corporation’s Form 10-K for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding our substantial doubt as to the Company’s ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP
Costa Mesa, California
December 19, 2005